EXHIBIT 10.1
AMENDMENT NO. 1
TO
EMPLOYMENT AGREEMENT
     THIS AMENDMENT NO. 1, made as of this 8th day of July, 2008, by and between EMAGEON INC., a Delaware corporation (the “Company”) and CHARLES A. JETT, JR. (“Executive”);
W I T N E S S E T H
     WHEREAS, the Company and Executive entered into an Employment Agreement, dated as of August 10, 2004 (the “Employment Agreement”), providing for the terms and conditions of Executive’s employment by the Company; and
     WHEREAS, the parties now desire to amend the Employment Agreement in the manner hereinafter provided;
     NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein and in the Employment Agreement, the Employment Agreement is hereby amended, as follows:
1. Section 4(d) is hereby amended by deleting the present Section in its entirety and substituting the following in lieu thereof:
“(d) Termination by the Executive. The Executive shall have the right to resign at any time, with or without Good Reason. The term “Good Reason” shall mean the occurrence (without Executive’s express written consent) of any one of the following acts by the Company, or failures by the Company to act, or, under paragraph (6) below, the Executive’s act, unless, in the case of any Company act or failure to act described below, such act or failure to act is corrected by the Company prior to the Date of Termination specified in the notice of termination given in respect thereof:
(1) a material reduction in Executive’s duties or responsibilities; provided, however, that the fact that Executive’s employment after a Change in Control shall be with a non-publicly traded subsidiary of an entity resulting from or surviving the Change in Control, if that is the case, shall not of itself be deemed a material diminution in Executive’s duties or responsibilities for purposes of this paragraph;
(2) a material reduction in Executive’s Base Salary or target bonus;

(3) the failure by the Company to maintain a benefit program (or to provide a substitute benefit program) that is material to Executive’s overall compensation;
(4) the relocation of Executive’s office or the Company’s headquarters from its location on the Effective Date to a location more than 35 miles away;
(5) the Company’s material breach of any other provision of this Employment Agreement; or
(6) any termination by Executive for any reason or no reason during the 60-day period following the consummation of a Change in Control (as defined in subsection (g) below).
     Executive’s right to terminate the Executive’s employment for Good Reason shall not be affected by the executive’s incapacity due to physical or mental illness, except for a Disability as defined in subsection (b) above. Except with respect to the 60-day period in paragraph (6) above, Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.
     Any claim of Good Reason shall be communicated by the Executive to the Company in writing within 90 days of its initial existence and shall specifically identify the factual details concerning the event(s) giving rise to Executive’s claim of Good Reason under this Section 4(d). Except for the event specified in subsection (d)(6), the Company shall have a period of 30 days to cure any claimed event of Good Reason prior to the specified Date of Termination.”
2. Section 5(c)(2) is hereby amended by changing the words “30 days” to “10 days” in the first sentence of the present Section.
3. Section 5(c)(3) is hereby amended by deleting the present Section in its entirety and substituting the following in lieu thereof:
     “(3) Pursuant to COBRA, Executive may elect to continue the group health and dental care coverage provided to Executive at his Date of Termination, including any spousal or dependent coverage in effect on such Date of Termination. Subject to the special payment rules for specified employees in subsection (6) below, within 10 days after Executive’s Date of Termination, the Company will pay to Executive an amount equal to the full monthly COBRA premium for the group health and dental coverage Executive had in place on the Date of Termination less the monthly cost Executive was paying for such coverages at the time of termination, multiplied by the number of full or partial months during the Severance Period. In addition, subject to the special payment rules in subsection (6) below, if the Company maintains any individual executive life insurance policy (or policies) for Executive, the Company shall pay the Executive within 10 days after Executive’s Date of Termination, a lump sum payment equal to the monthly amount of the premiums for such policy or policies as of the Date of Termination, multiplied by the number of full or partial months during the Severance Period. If the terms of any benefit plan referred to in this paragraph (3), or the laws applicable to such plan do not permit continued participation by Executive, then the Company will pay Executive within 10 days after his Date of Termination a lump sum amount equal to the estimated costs of such coverage(s) for the applicable Severance Period, as determined by the Company in good faith.”
4. Section 5(c) is hereby amended by the addition of a new subsection (6), as follows:
     “(6) It is the intent of the Company that all payments payable to the Executive pursuant to this Section 5 shall be exempt from Section 409A of the Code as short-term deferrals. However, if, at the time of Executive’s Date of Termination, Executive is a “specified employee” and if the Company reasonably determines that any payment to Executive pursuant to this Employment Agreement is not exempt as a short-term deferral and must be delayed for six-months to avoid a violation of Section 409A(a)(2)(B) of the Code, such payment shall be paid on the next business day following the six-month anniversary of the Executive’s Date of Termination. For purposes of this Employment Agreement, whether Executive is a “specified employee” shall be determined under the rules set forth in Section 409A of the Code and the regulations and other guidance promulgated thereunder, plus any policies and elections properly made by the Company in accordance with such guidance.”
5. Section 6 is hereby amended by the addition of a new subsection (e), as follows:
     “(e) Notwithstanding the other provisions of this Section 6, (i) each Gross-Up Payment required to be made by the Company to Executive hereunder and each repayment of a Gross-Up Payment required to be made by Executive to the Company hereunder shall be paid no later than the end of the calendar year next following the calendar year in which Executive remits the corresponding taxes to the Internal Revenue Service, and (ii) each reimbursement of expenses related to a tax audit or litigation addressing the existence or amount of a tax liability required to be made by the Company to Executive hereunder and each repayment of such a reimbursement required to be made by Executive to the Company hereunder shall be paid no later than the end of the calendar year next following the calendar year in which Executive remits to the Internal Revenue Service the taxes that are the subject of the audit or litigation or, where as a result of the audit or litigation no taxes are due or are remitted but other reimbursable costs and/or expenses have been incurred, the end of the calendar year following the calendar year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation.”
6. Section 8(i)(2) is hereby amended by deleting the present section in its entirety and substituting the following in lieu thereof:
“(2) Legal Fees. If Executive terminates his employment for Good Reason or if the Company involuntarily terminates Executive without Cause, then, in the event Executive incurs legal fees and other expenses in seeking to obtain or to enforce any rights or benefits provided by this Employment Agreement and is successful, in whole or in any significant part, in obtaining or enforcing any such rights or benefits through settlement, mediation, arbitration or otherwise, the Company shall promptly pay in accordance with this subsection, Executive’s reasonable legal fees and expenses and related costs incurred in enforcing this Employment Agreement including, without limitation, attorneys fees and expenses, experts fees and expenses, investigative fees, and travel expenses. Except to the extent provided in the preceding sentence, each party shall pay its own legal fees and other expenses associated with any dispute under this Employment Agreement. In no event will any reimbursement under this subsection be made later than the end of the calendar year next following the calendar year in which the expense was incurred by Executive. Executive must provide such written substantiation in time for the Company to make such reimbursement by such deadline. The amount of expenses eligible for reimbursement under this Section 8(i)(2) during a calendar year will not affect the amount of expenses eligible for reimbursement under this Section 8(i)(2) in another calendar year, and the right to such reimbursement is not subject to liquidation or exchange for another benefit from the Company.”

7. This Amendment No. 1 shall be effective as of July 8, 2008. Except as hereby modified, the Employment Agreement shall remain in full force and effect.
     IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 as of the date first written above.

COMPANY: EMAGEON INC.
By:	/s/ John W. Wilhoite
John W. Wilhoite
Its: Chief Financial Officer

EXECUTIVE:
/s/ Charles A. Jett, Jr.
Charles A. Jett, Jr.